Exhibit 99.1
For additional information, contact:
Leldon E. Echols, Executive Vice President and Chief Financial Officer, 214-981-6514
Matthew G. Moyer, Vice President, Investor Relations, 214-981-6901
Neil J. Devroy, Vice President, Communications and Public Affairs, 214-981-6154
CENTEX SELLS UK HOME BUILDING OPERATIONS; INCREASES SHARE REPURCHASE AUTHORIZATION
Plans to Explore Alternatives for Home Equity Lending Group (CHEC)
DALLAS – September 18, 2005 – Centex Corporation (NYSE: CTX) today announced the sale of Fairclough Homes, its United Kingdom home building operations, to The Miller Group, the UK’s largest privately-owned housing, property development and construction company. Although terms were not disclosed, Centex estimates that net proceeds of the sale, after projected foreign and domestic taxes, will be approximately $290 million.
The transaction is consistent with the company’s strategic plan to focus on its domestic home building operations, which recorded operating earnings growth of 43 percent in its last fiscal year. Substantially all the proceeds from the Fairclough transaction will be used for share repurchases.
“We are committed to returning value to our shareholders through these repurchases. At the same time, our operations are performing very well and we intend to continue to invest the resulting strong operating cash flows into highly attractive opportunities in domestic home building,” said Tim Eller, Chairman and CEO of Centex Corporation.
Centex said that its Board of Directors has increased the company’s share repurchase authorization to an aggregate of five million shares. There is no specific timetable for the repurchase of shares. Centex is not changing its fiscal 2006 earnings per share guidance of $9.10 to $9.35 as a result of this transaction.
The company also announced today it is exploring strategic alternatives regarding its sub-prime home equity lending group, Centex Home Equity Company LLC (CHEC). The alternatives being considered include a possible sale of CHEC. This is consistent with Centex’s strategic intentions to focus on home building and related businesses. The company has retained Goldman, Sachs & Co. to assist in this effort. There can be no assurance that this initiative will result in a CHEC transaction.

“CHEC has been a growing and profitable part of Centex since 1997,” Eller said. “It has an excellent servicing portfolio and a strong franchise value. However, we believe CHEC may have better opportunities for accelerated growth in a different capital allocation environment.”
For the fiscal year ending March 31, 2005, CHEC reported revenues of $685.5 million, a 30 percent improvement over the previous fiscal year. Operating earnings were $108.4 million, a 68 percent increase compared with operating earnings of $64.5 million in fiscal year 2004.
Centex Corporation’s other financial services segment is the Centex Mortgage, Title and Insurance Group, which is not part of the strategic review announced today. This group is closely aligned with Centex’s core home building operations and provides customers a streamlined home-closing and settlement process, key to ensuring customer satisfaction and quality.
About Centex Corporation
Dallas-based Centex Corporation (NYSE: CTX), founded in 1950, is one of the nation’s leading home building companies. Centex Homes operates in major U.S. markets in 25 states and delivered more than 33,000 homes in the United States in its most recent fiscal year ended March 31, 2005. Its leading brands include Centex Homes, Fox & Jacobs Homes and Centex Destination Properties.
In addition to its home building operations, Centex’s (www.centex.com) related business lines include mortgage and financial services, home services and commercial construction. These businesses provide operational or financial support to home building operations and are leaders in their respective industries. Centex ranks No. 1 in its industry on FORTUNE magazine’s 2005 list of “America’s Most Admired Companies.”
Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex is discussing its beliefs, estimates or expectations. Such statements include projections, forecasts, and plans and objectives of management for future operations and operating and financial performance, as well as any related assumptions. These statements are not historical facts or guarantees of future performance but instead represent only Centex’s belief at the time the statements were made regarding future events, which are subject to significant risks, uncertainties and other factors, many of which are outside of Centex’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties are described in greater detail in Centex’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2005 (including under the captions “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), as well as recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are on file with the SEC and may be obtained free of charge through the Web site maintained by the SEC at http://www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. Centex makes no commitment, and disclaims any duty, to update or revise any forward-looking statement to reflect future events or changes in Centex’s expectations.
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